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News Release
For Immediate Release
                              Investor Contact:  James J. Tinagero
                                                 Maxwell Shoe Company Inc.
                                                 Executive Vice President
                                                 (617) 333-4032

                              Media Contact:     Michael McMullan
                                                 Morgen-Walke Associates
                                                 (212) 850-5600

            MAXWELL SHOE COMPANY INC. ADOPTS STOCKHOLDER RIGHTS PLAN

     Hyde Park, MA, October 27, 1998 - Maxwell Shoe Company Inc. (Nasdaq: MAXS) announced today that its Board of Directors has adopted a Stockholder Rights Plan. The plan is not being adopted in response to any known effort to acquire the Company but is intended to protect the long-term value of the Company for its stockholders in the event of any unsolicited attempt to acquire the Company.

     Under the plan, a dividend of one right to purchase a fraction of a share of a newly-created class of preferred stock was declared for each share of Class A common stock outstanding at the close of business on November 9, 1998. The rights, which expire on November 2, 2008, may be exercised only if certain conditions are met, such as the acquisition (or the announcement of a tender offer the consummation of which would result in the acquisition) of 15 percent or more of Maxwell Shoe Company Inc.'s Class A common stock by a person or affiliated group. The distribution of the preferred share purchase rights is not taxable to the Company's stockholders, nor does the issuance of the rights affect earnings per share or change the way in which the Company's shares may be traded.

     Once exercisable, and in some cases if certain additional conditions are met, the rights plan allows Maxwell Shoe Company Inc. stockholders (other than the acquirer) to purchase common stock equivalents in Maxwell Shoe Company Inc. or in the acquirer at a substantial discount.

     The Board also has the right to redeem outstanding rights at any time before a person has acquired 15% or more of the outstanding Class A common stock, at a price of $0.001 per right. The terms of the rights may be amended by the Board in certain circumstances. A complete description will be filed with the Securities and Exchange Commission, and further details regarding the rights plan will be provided to stockholders in a forthcoming letter.

     Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company's brands include Mootsies Tootsies, Jones New York, and Sam & Libby.
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     Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preference, competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear industry, and the inability by the Company to source its products due to political or economic factors or the imposition of trade or duty restrictions. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.